Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street, Suite #1700 Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

May 19, 2023

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on May 19, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 236,836 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of certain warrants issued by the Company (the “Warrants”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its amended and restated certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s amended and restated certificate of incorporation is less than the number of Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP